Exhibit 12.1
Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2010	2009	2008	2007	2006
Consolidated income before income taxes and minority interests	$65,266	$86,164	$77,053	$38,144	$116,029
Interest sensitive and index product benefits and amortization of deferred sales inducements	793,091	387,882	235,836	571,917	429,062
Interest expense on notes payable	22,125	14,853	19,773	20,916	21,278
Interest expense on subordinated debentures	14,906	15,819	19,445	22,520	21,354
Interest expense on amounts due under repurchase agreements and other interest expense	—	534	8,207	15,926	32,931
Interest portion of rental expense	648	570	459	468	431
Consolidated earnings	$896,036	$505,822	$360,773	$669,891	$621,085
Interest sensitive and index product benefits and amortization of deferred sales inducements	$793,091	$387,882	$235,836	$571,917	$429,062
Interest expense on notes payable	22,125	14,853	19,773	20,916	21,278
Interest expense on subordinated debentures	14,906	15,819	19,445	22,520	21,354
Interest expense on amounts due under repurchase agreements and other interest expense	—	534	8,207	15,926	32,931
Interest portion of rental expense	648	570	459	468	431
Combined fixed charges	$830,770	$419,658	$283,720	$631,747	$505,056
Ratio of consolidated earnings to fixed charges	1.1	1.2	1.3	1.1	1.2
Ratio of consolidated earnings to fixed charges, both excluding interest sensitive and index product benefits and amortization of deferred sales inducements	2.7	3.7	2.6	1.6	2.5